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EXHIBIT 99.1

Courthouse Plaza NE

Dayton, OH 45463

NewPageCorp.com

Media Contact:

Amber Garwood

937-242-9093

Investor Contact:

Scott Morling

937-242-9182

FOR IMMEDIATE RELEASE:

NEWPAGE ANNOUNCES OPERATIONAL CHANGES

TO BETTER ALIGN CAPACITY WITH MARKET DEMAND

The company plans to shut down No. 7 paper machine at the Luke, Maryland, facility and take market-related downtime in Rumford, Maine.

DAYTON, Ohio -- November 2, 2006 --- NewPage Corporation today announced that its subsidiary, Luke Paper Company, plans to permanently shut down its No. 7 paper machine in Luke, Maryland, as part of the company's ongoing efforts to enhance its cost position and better align capacity with market demand. This change will include the elimination of approximately 130 positions at that facility. Additionally, NewPage plans to take market-related downtime at its subsidiary, Rumford Paper Company in Rumford, Maine, to match production with market demand. Rumford's No. 11 paper machine is expected to be down for three months, beginning in the first quarter of 2007.

"In a market that is increasingly impacted by global competitors, we are committed to take steps to improve our operating performance in order to protect the long-term viability of our business," said Mark A. Suwyn, chairman and chief executive officer for NewPage. "With the growing influx of low-priced coated freesheet products from Asia, the smaller line scale and costs of our No. 7 paper machine in Luke have become non-competitive. These actions, while difficult, reflect our commitment to our customers and other key stakeholders to be the best and most efficient producer of coated paper products in North America."

Following the shutdown of the No. 7 paper machine, the Luke mill will produce approximately 550,000 tons of coated paper annually on two paper machines with approximately 950 employees. The company will be offering an early retirement incentive program for the Luke hourly employees who will be age 62 or older in 2007, in an effort to reduce the number of employees who are furloughed as a result of this action.

"Our employees at the Luke mill have done an outstanding job producing an excellent product and maximizing the performance on this older, smaller machine," said George F. Martin, vice president of operations for NewPage. "Regrettably, the time has come when we are no longer competitive by operating equipment of this scale. The job eliminations that will result directly as well as indirectly from the machine shutdown will better position our Luke operations for the future."

The No. 7 paper machine, also referred to as L7, was installed in 1904, and modernized several times over the years. It currently produces approximately 100,000 tons annually. The paper machine shutdown and related activities are expected to be complete by the first quarter of 2007.

"The decision to curtail production on Rumford's No. 11 paper machine for three months in 2007 is in line with our efforts to match market demand with capacity," commented Suwyn. "We will not over-produce the market demand."

NewPage expects the market-related downtime to be approximately 25,000 tons of coated paper during the first quarter of 2007. The No. 11 paper machine manufactures approximately 300 tons of coated paper per day. The decision to take market-related downtime at the Rumford mill will affect approximately 50 employees in the first quarter of 2007.

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. With 4,300 employees, the company operates four integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.2 million tons of coated paper. For additional information, please visit the company's Web site at www.NewPageCorp.com.

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